                                                                 EXHIBIT (b)(2)

                                AMENDMENT NO. 1
                                       TO
                                     BYLAWS
                                       OF
                              AIM INVESTMENT FUNDS

                          EFFECTIVE: DECEMBER 10, 1998


      Article IV, Section 1 of the ByLaws of AIM Investment Funds (the "Trust") is amended by replacing the third and fourth sentences thereof with the following sentence:


             At all meetings of the shareholders, every shareholder of record entitled to vote thereat shall be entitled to vote either in person or by proxy, which term shall include proxies provided through written, electronic, telephonic, computerized, facsimile, telecommunications, telex or oral communication or by any other form of communication, each pursuant to such voting procedures and through such systems as are authorized by the Trustees or one or more executive officers of the Trust.